February 2025

Pricing Supplement No. 6,250

Registration Statement Nos. 333-275587; 333-275587-01

Dated February 25, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Market-Linked Contingent Income Auto-Callable Notes due February 28, 2035, with 2-Year Initial Non-Call Period

Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the notes have the terms described in the accompanying prospectus supplement, index supplement and prospectus, as supplemented and modified by this document. The notes do not provide for the regular payment of interest. Instead, the notes will pay a contingent monthly coupon but only if the index closing value of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index, which we refer to as the underlying index, is greater than or equal to 75% of the initial index value, which we refer to as the coupon threshold level, on the related observation date. If, however, the index closing value is less than the coupon threshold level on any observation date, we will pay no interest for the related monthly period. In addition, starting approximately two years after the original issue date, the notes will be automatically redeemed if the index closing value is greater than or equal to 100% of the initial index value, which we refer to as the call threshold level, on any monthly redemption determination date for an early redemption payment equal to (i) the stated principal amount plus (ii) the contingent monthly coupon with respect to the related observation date. No further payments will be made on the notes once they have been redeemed. At maturity, if the notes have not been previously redeemed, you will receive for each note you hold the stated principal amount plus the contingent monthly coupon with respect to the final observation date, if any. We will not pay a contingent monthly coupon on any coupon payment date if the index closing value is less than the coupon threshold level on the related observation date. Accordingly, investors in the notes must be willing to accept the risk of not receiving any contingent monthly coupons throughout the 10-year term of the notes. These long-dated notes are for investors who are concerned about principal risk, who are willing to forgo upside participation in any appreciation of the underlying index and who seek the repayment of principal at maturity (or upon early redemption) and the opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving no monthly interest over the entire 10-year term of the notes and the possibility of an automatic early redemption of the notes prior to maturity. Investors will not participate in any appreciation of the underlying index and should be willing to hold their notes for the entire 10-year term. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

The S&P® 500 Futures 40% Intraday 4% Decrement VT Index (the “underlying index”) is a rules-based, long-only index that was developed by S&P® Dow Jones Indices LLC and was established on August 30, 2024. The underlying index employs a rules-based quantitative strategy that consists of a risk-adjusted approach based on volume-weighted average prices (“VWAPs”) of E-Mini S&P 500 Futures (the “futures contract”) and is rebalanced on an intraday basis. The strategy includes an overall volatility-targeting feature, and the underlying index is subject to a 4.0% per annum daily decrement.

The underlying index was developed to provide rules-based exposure to unfunded, rolling positions in the futures contract, with a maximum exposure to the futures contract of 400%.

On any day on which the level of the index is calculated (an “index calculation day”), the closing level of the underlying index will equal the sum of the cumulative return of the futures contract from the previous index calculation day to the current index calculation day (the “cumulative futures contract return”) and the closing level of the underlying index on the previous index calculation day minus a 4.0% per annum daily decrement.

For more information see “Annex A—S&P® 500 Futures 40% Intraday 4% Decrement VT Index” below and “Risk Factors—Risks Relating to the Underlying Index” below.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying index:	S&P® 500 Futures 40% Intraday 4% Decrement VT Index
Aggregate principal amount:	$542,000
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Pricing date:	February 25, 2025
Original issue date:	February 28, 2025 (3 business days after the pricing date)
Maturity date:	February 28, 2035
Early redemption:

The notes are not subject to early redemption until two years after the original issue date. Following this 2-year non-call period, if, on any redemption determination date, beginning on February 24, 2027, the index closing value of the underlying index is greater than or equal to the call threshold level, the notes will be automatically redeemed for an early redemption payment on the related early redemption date. No further payments will be made on the notes once they have been redeemed.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount for each note you hold plus (ii) the contingent monthly coupon with respect to the related observation date.
Redemption determination dates:	Beginning after two years, monthly, as set forth under “Observation Dates / Redemption Determination Dates” below, subject to postponement for non-trading days and certain market disruption events
Early redemption dates:

Starting on March 1, 2027, monthly, on the 28th day of each month, provided that if any such day is not a business day, that early redemption payment will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day.

Contingent monthly coupon:

A contingent coupon will be paid on the notes on each coupon payment date but only if the index closing value of the underlying index is greater than or equal to the coupon threshold level on the related observation date. If payable, the contingent monthly coupon will be an amount in cash per stated principal amount corresponding to a return of 9.75% per annum (corresponding to approximately $8.125 per month per note) for each interest payment period for each applicable observation date.

If, on any observation date, the index closing value is less than the coupon threshold level, we will pay no coupon for the applicable monthly period. It is possible that the underlying index will remain below the coupon threshold level for extended periods of time or even throughout the entire 10-year term of the notes so that you will receive few or no contingent monthly coupons.

Payment at maturity:

If the notes have not been automatically redeemed prior to maturity, the payment at maturity will be the stated principal amount plus the contingent monthly coupon with respect to the final observation date, if any.

Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$917.60 per note. See “Investment Summary” beginning on page 5.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per note	$1,000	$37.50	$962.50
Total	$542,000	$20,325	$521,675

(1)Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $37.50 for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)See “Use of proceeds and hedging” on page 24.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying prospectus supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying prospectus supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement dated November 16, 2023  Index Supplement dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due February 28, 2035, with 2-Year Initial Non-Call Period

Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

Terms continued from previous page:

Coupon threshold level:	1,909.583, which is equal to 75% of the initial index value
Call threshold level:	2,546.11, which is equal to 100% of the initial index value
Initial index value:	2,546.11, which is the index closing value on the pricing date
Final index value:	The index closing value of the underlying index on the final observation date
Observation dates:

Monthly, as set forth under “Observation Dates / Redemption Determination Dates” below, subject to postponement for non-trading days and certain market disruption events. We also refer to February 23, 2035 as the final observation date.

Coupon payment dates:

Monthly, on the 28th day of each month, provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day. The coupon payment with respect to the final observation date, if any, shall be paid on the maturity date.

CUSIP / ISIN:	61778C6B6 / US61778C6B62
Listing:	The notes will not be listed on any securities exchange.

Observation Dates / Redemption Determination Dates
March 25, 2025*
April 23, 2025*
May 22, 2025*
June 25, 2025*
July 23, 2025*
August 25, 2025*
September 24, 2025*
October 23, 2025*
November 24, 2025*
December 23, 2025*
January 23, 2026*
February 25, 2026*
March 25, 2026*
April 23, 2026*
May 22, 2026*
June 24, 2026*
July 23, 2026*
August 25, 2026*
September 23, 2026*
October 23, 2026*
November 24, 2026*
December 22, 2026*
January 25, 2027*
February 24, 2027
March 23, 2027
April 23, 2027
May 25, 2027
June 23, 2027
July 23, 2027
August 25, 2027
September 23, 2027
October 25, 2027
November 23, 2027
December 22, 2027
January 25, 2028
February 23, 2028
March 23, 2028
April 25, 2028
May 24, 2028
June 23, 2028
July 25, 2028
August 23, 2028
September 25, 2028
October 25, 2028
November 22, 2028
December 22, 2028
January 24, 2029
February 23, 2029
March 23, 2029
April 25, 2029

February 2025 Page 2

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due February 28, 2035, with 2-Year Initial Non-Call Period

Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

Observation Dates / Redemption Determination Dates
May 23, 2029
June 25, 2029
July 25, 2029
August 23, 2029
September 25, 2029
October 24, 2029
November 23, 2029
December 24, 2029
January 23, 2030
February 25, 2030
March 25, 2030
April 24, 2030
May 22, 2030
June 25, 2030
July 24, 2030
August 23, 2030
September 25, 2030
October 23, 2030
November 25, 2030
December 24, 2030
January 23, 2031
February 25, 2031
March 25, 2031
April 23, 2031
May 22, 2031
June 25, 2031
July 23, 2031
August 25, 2031
September 24, 2031
October 23, 2031
November 24, 2031
December 23, 2031
January 23, 2032
February 25, 2032
March 23, 2032
April 23, 2032
May 25, 2032
June 23, 2032
July 23, 2032
August 25, 2032
September 23, 2032
October 25, 2032
November 23, 2032
December 22, 2032
January 25, 2033
February 23, 2033
March 23, 2033
April 25, 2033
May 25, 2033
June 23, 2033
July 25, 2033
August 24, 2033
September 23, 2033
October 25, 2033
November 22, 2033
December 22, 2033
January 25, 2034
February 23, 2034
March 23, 2034
April 25, 2034

February 2025 Page 3

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due February 28, 2035, with 2-Year Initial Non-Call Period

Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

Observation Dates / Redemption Determination Dates
May 24, 2034
June 23, 2034
July 25, 2034
August 23, 2034
September 25, 2034
October 25, 2034
November 22, 2034
December 22, 2034
January 24, 2035
February 23, 2035 (final observation date)

* The notes are not subject to automatic early redemption until the twenty-fourth observation date, which is February 24, 2027.

February 2025 Page 4

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due February 28, 2035, with 2-Year Initial Non-Call Period

Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

Investment Summary

Market-Linked Contingent Income Auto-Callable Notes

The Market Linked Contingent Income Notes due February 28, 2035, with 2-Year Initial Non-Call Period Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index (the “notes”) do not provide for the regular payment of interest. Instead, the notes will pay a contingent monthly coupon at a rate of 9.75% per annum but only if the index closing value of the underlying index is greater than or equal to 75% of the initial index value, which we refer to as the coupon threshold level, on the related observation date. If the index closing value is less than the coupon threshold level on any observation date, we will pay no coupon for the related monthly period. It is possible that the index closing value could remain below the coupon threshold level for extended periods of time or even throughout the entire 10-year term of the notes so that you will receive few or no contingent monthly coupons during the entire term of the notes. We refer to these coupons as contingent because there is no guarantee that you will receive a coupon payment on any coupon payment date. Even if the underlying index were to be at or above the coupon threshold level on some monthly observation dates, it may fluctuate below the coupon threshold level on others. If the notes have not been automatically redeemed prior to maturity, you will receive for each note you hold at maturity an amount equal to the stated principal amount plus the contingent monthly coupon with respect to the final observation date, if any. Investors will not participate in any appreciation in the value of the underlying index and must be willing to accept the risk of not receiving any contingent monthly coupon payments throughout the entire 10-year term of the notes. The notes provide investors:

◼the repayment of principal upon early redemption or at maturity, subject to our credit risk,

◼the possibility of receiving a contingent monthly coupon when the index closing value of the underlying index is greater than or equal to the coupon threshold level on a monthly observation date, and

◼no exposure to any decline of the underlying index if the notes are held to maturity.

All payments on the notes are subject to our credit risk.

Maturity:	10 years
Contingent monthly coupon:

A contingent monthly coupon at a rate of 9.75% per annum (corresponding to approximately $8.125 per month per note) will be paid on the notes on each coupon payment date but only if the index closing value of the underlying index is greater than or equal to the coupon threshold level on the related observation date.

If, on any observation date, the index closing value is less than the coupon threshold level, we will pay no coupon for the applicable monthly period. It is possible that the underlying index will remain below the coupon threshold level for extended periods of time or even throughout the entire 10-year term of the notes so that you will receive few or no contingent monthly coupons.

Automatic early redemption (beginning after two years):

Beginning on February 24, 2027 (approximately two years after the original issue date), if the index closing value of the underlying index is greater than or equal to the call threshold level on any monthly redemption determination date, the notes will be automatically redeemed for an early redemption payment equal to (i) the stated principal amount plus (ii) the contingent monthly coupon with respect to the related observation date. No further payments will be made on the notes once they have been redeemed.

Payment at maturity:

If the notes have not been automatically redeemed prior to maturity, the payment at maturity will be the stated principal amount plus the contingent monthly coupon with respect to the final observation date, if any.

February 2025 Page 5

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due February 28, 2035, with 2-Year Initial Non-Call Period

Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000. We estimate that the value of each note on the pricing date is $917.60.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index , instruments based on the underlying index , volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the contingent monthly coupon rate, the coupon threshold level and the call threshold level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying index , may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index , and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

February 2025 Page 6

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due February 28, 2035, with 2-Year Initial Non-Call Period

Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

Key Investment Rationale

Market-Linked Contingent Income Auto-Callable Notes provide for the repayment of principal upon early redemption or at maturity, subject to our creditworthiness. They are for investors who are concerned about principal risk, who are willing to forgo upside participation in any appreciation of the underlying index and who seek an opportunity to earn interest at a potentially above-market rate when the index closing value of the underlying index is greater than or equal to the coupon threshold level on the monthly observation dates until the notes are redeemed early or reach maturity. Investors will not participate in any appreciation in the value of the underlying index. The following scenarios are for illustrative purposes only and do not attempt to demonstrate every situation that may occur. Accordingly, the notes may or may not be redeemed early, and the contingent monthly coupon may be payable in none of, or some but not all of, the monthly periods during the 10-year term of the notes.

Repayment of Principal

The notes offer investors an opportunity to receive a contingent monthly coupon, while providing for the repayment of principal in full upon early redemption or at maturity, subject to our creditworthiness.

Scenario 1: The notes are redeemed prior to maturity.

This scenario assumes that, prior to early redemption, the underlying index closes at or above the coupon threshold level on some monthly observation dates but below the coupon threshold level on the others. Investors receive the contingent monthly coupon, corresponding to a return of 9.75% per annum for the monthly periods for which the index closing value of the underlying index is greater than or equal to the coupon threshold level on the related observation date, but not for the monthly periods for which the index closing value is less than the coupon threshold level on the related observation date.

Starting on February 24, 2027, when the underlying index closes at or above the call threshold level on a monthly redemption determination date, the notes will be automatically redeemed for the stated principal amount plus the contingent monthly coupon with respect to the related observation date. No further payments will be made on the notes once they have been redeemed.

Scenario 2: The notes are not redeemed prior to maturity, and investors receive principal back at maturity.

This scenario assumes that the underlying index closes below the call threshold level on every monthly redemption determination date. Consequently, the notes are not redeemed early. Investors receive the contingent monthly coupon, corresponding to a return of 9.75% per annum for the monthly periods for which the index closing value is greater than or equal to the coupon threshold level on the related observation date, but not for the monthly periods for which the index closing value is less than the coupon threshold level on the related observation date.

On the final observation date, if the underlying index closes at or above the coupon threshold level, at maturity, investors receive the contingent monthly coupon with respect to the final observation date in addition to the stated principal amount. However, if, on the final observation date, the underlying index closes below the coupon threshold level, at maturity, no contingent monthly coupon is paid with respect to the final observation date and investors receive only the stated principal amount.

February 2025 Page 7

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due February 28, 2035, with 2-Year Initial Non-Call Period

Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

How the Notes Work

The following diagrams illustrate the potential outcomes for the notes depending on (1) the index closing value on each monthly observation date and (2) the index closing value on each monthly redemption determination date (beginning after two years). Please see “Hypothetical Examples” below for an illustration of hypothetical payouts on the notes.

Diagram #1: Contingent Monthly Coupons (Beginning on the First Coupon Payment Date until Early Redemption or Maturity)

Diagram #2: Automatic Early Redemption (Beginning After Two Years)

February 2025 Page 8

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due February 28, 2035, with 2-Year Initial Non-Call Period

Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

Diagram #3: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” below.

February 2025 Page 9

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due February 28, 2035, with 2-Year Initial Non-Call Period

Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

Hypothetical Examples

The following hypothetical examples illustrate how to determine whether a contingent monthly coupon is payable with respect to an observation date and how to calculate the payment at maturity, assuming the notes are not automatically redeemed early. The following examples are for illustrative purposes only. Whether you receive a contingent monthly coupon will be determined by reference to the index closing value of the underlying index on each monthly observation date. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk. The actual initial index value, coupon threshold level and call threshold level are set forth on the cover of this document. The below examples are based on the following terms:

Hypothetical Initial Index Value:	2,300
Hypothetical Call Threshold Level:	2,300, which is 100% of the hypothetical initial index value
Hypothetical Coupon Threshold Level:	1,725, which is 75% of the hypothetical initial index value
Contingent Monthly Coupon:	9.75% per annum (corresponding to approximately $8.125 per month per note)[1]
Stated Principal Amount:	$1,000 per note

1 The actual contingent monthly coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 day-count basis. The hypothetical contingent monthly coupon of $8.125 is used in these examples for ease of analysis.

In Example 1, the index closing value of the underlying index is greater than or equal to the call threshold level on one of the monthly redemption determination dates (beginning on February 24, 2027). Because the index closing value is greater than or equal to the call threshold level on such a date, the notes are automatically redeemed on the related early redemption date. In Examples 2 and 3, the index closing value is less than the call threshold level on each redemption determination date, and, consequently, the notes are not automatically redeemed prior to, and remain outstanding until, maturity.

Example 1—The notes are automatically redeemed following the monthly redemption determination date in March 2027, as the index closing value is greater than or equal to the call threshold level on such redemption determination date. The index closing value is at or above the coupon threshold level on only 4 of the 24 monthly observation dates prior to (and excluding) the observation date immediately preceding the early redemption. Therefore, you would receive the contingent monthly coupon with respect to those 4 observation dates, totaling $8.125 × 4 = $32.50, but not with respect to the other 20 observation dates. The underlying index, however, recovers, and the index closing value is greater than or equal to the call threshold level on the redemption determination date in March 2027. Upon early redemption, investors receive the early redemption payment calculated as $1,000 + $8.125 = $1,008.125.

The total payment over the 25-month term of the notes is $32.50 + $1,008.125 = $1,040.625. Investors do not participate in any appreciation of the underlying index.

Example 2—The notes are not redeemed prior to maturity, as the index closing value is less than the call threshold level on each monthly redemption determination date. The index closing value is at or above the coupon threshold level on all 119 monthly observation dates prior to (and excluding) the final observation date, and the final index value is also at or above the coupon threshold level. Therefore, you would receive (i) the contingent monthly coupons with respect to the 119 observation dates prior to (and excluding) the final observation date, totaling $8.125 × 119 = $966.875, and (ii) the payment at maturity calculated as $1,000 + $8.125 = $1,008.125.

The total payment over the 10-year term of the notes is $966.875 + $1,008.125 = $1,975.00.

This example illustrates the scenario where you receive a contingent monthly coupon on every coupon payment date throughout the term of the notes, resulting in an annual interest rate of 9.75% over the 10-year term of the notes. This example, therefore, represents the maximum amount payable over the 10-year term of the notes. To the extent that coupons are not paid on every coupon payment date, the effective rate of interest on the notes will be less than the rate of 9.75% per annum and could be zero.

Example 3—The notes are not redeemed prior to maturity, as the index closing value is less than the call threshold level on each monthly redemption determination date. The index closing value is at or above the coupon threshold level on 4 of the 119 monthly observation dates prior to (and excluding) the final observation date. The final index value is 1,380, which is below the coupon threshold level. In this scenario, you receive a payment at maturity equal to the stated principal amount, but do not receive the contingent monthly coupon with respect to the final observation date. Therefore, you would receive (i) the contingent monthly coupons with respect to those 4 determination dates prior to (and excluding) the final observation date, totaling $8.125 × 4 = $32.50, but not for the other 115 observation dates, and (ii) the payment at maturity of $1,000.

The total payment over the 10-year term of the notes is $32.50 + $1,000 = $1,032.50.

Example 4—The notes are not redeemed prior to maturity, as the index closing value is less than the call threshold level on each monthly redemption determination date. The index closing value is below the coupon threshold level on all of the monthly observation dates, including the final observation date, on which the final index value is 920. Therefore, you would receive no contingent monthly coupons, and the payment at maturity would be the stated principal amount.

The total payment over the 10-year term of the notes is $1,000.

February 2025 Page 10

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due February 28, 2035, with 2-Year Initial Non-Call Period

Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

◼The notes do not provide for the regular payment of interest and may pay no interest over the entire term of the notes. The terms of the notes differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. Instead, the notes will pay a contingent monthly coupon but only if the index closing value of the underlying index is greater than or equal to 75% of the initial index value, which we refer to as the coupon threshold level, on the related observation date. If, on the other hand, the index closing value is less than the coupon threshold level on the related observation date for any interest period, we will pay no coupon on the applicable coupon payment date. It is possible that the index closing value of the underlying index could remain below the coupon threshold level for extended periods of time or even throughout the entire 10-year term of the notes so that you will receive few or no contingent monthly coupons. If you do not earn sufficient contingent coupons over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

◼The contingent monthly coupon, if any, is based only on the index closing value of the underlying index on the related monthly observation date at the end of the related interest period. Whether the contingent monthly coupon will be paid on any coupon payment date will be determined at the end of the relevant interest period based on the index closing value of the underlying index on the relevant monthly observation date. As a result, you will not know whether you will receive the contingent monthly coupon on any coupon payment date until near the end of the relevant interest period. Moreover, because the contingent monthly coupon is based solely on the value of the underlying index on monthly observation dates, if the index closing value on any observation date is less than the coupon threshold level, you will receive no coupon for the related interest period, even if the value of the underlying index was greater than or equal to the coupon threshold level on other days during that interest period.

◼Investors will not participate in any appreciation of the underlying index. Investors will not participate in any appreciation in the underlying index from the initial index value for such index, and the return on the notes will be limited to the contingent monthly coupons, if any, that are paid with respect to each observation date on which the index closing value is greater than or equal to the coupon threshold level, if any.

◼Reinvestment risk. The term of your investment in the notes may be shortened due to the automatic early redemption feature of the notes. If the notes are redeemed prior to maturity, you will receive no more contingent monthly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the notes be redeemed in the first two years of the term of the notes.

◼The market price of the notes may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market. We expect that generally the level of interest rates available in the market and the value of the underlying index on any day, including in relation to the coupon threshold level, will affect the value of the notes more than any other factors. Other factors that may influence the value of the notes include:

othe volatility (frequency and magnitude of changes in value) of the underlying index,

owhether the index closing value of the underlying index is currently or has been below the coupon threshold level on any observation date,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the futures contract or securities markets generally and which may affect the value of the underlying index, odividend rates on the securities underlying the indices referenced by the futures contract,

othe time remaining until the notes mature,

ointerest and yield rates in the market,

othe availability of comparable instruments,

February 2025 Page 11

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due February 28, 2035, with 2-Year Initial Non-Call Period

Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

othe composition of the underlying index, the compositions of the indices referenced by the futures contract and changes in the constituent stocks of such indices, and oany actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the stated principal amount of $1,000 per note if the value at the time of sale is near or below the coupon threshold level or if market interest rates rise.

The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. You cannot predict the future performance based on its historical performance. The value of the underlying index may decrease and be below the coupon threshold level on each observation date so that you will receive no return on your investment. There can be no assurance that the index closing value will be greater than or equal to the coupon threshold level on any observation date so that you will receive a contingent monthly coupon payment on the notes for the applicable interest period. See “S&P® 500 Futures 40% Intraday 4% Decrement VT Index Historical Performance” below.

◼The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity, upon early redemption or on any coupon payment date, and therefore, you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

◼As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

◼Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index, the futures contract or the component stocks of the indices referenced by the futures contract. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the component stocks of the indices referenced by the futures contract.

◼The notes will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your notes for the entire 10-year term of the notes. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

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Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due February 28, 2035, with 2-Year Initial Non-Call Period

Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

◼The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

◼The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes may be influenced by many unpredictable factors” above.

◼The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of the issuer, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial index value, the coupon threshold level, the call threshold level, the index closing value on each observation date, whether you receive a contingent monthly coupon on each coupon payment date and/or at maturity (if the notes have not previously been redeemed) and whether the notes will be redeemed on any early redemption date. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of an underlying index. These potentially subjective determinations may affect the payout to you on the notes. For further information regarding these types of determinations, see “Additional Terms of the Notes—Additional Terms—Postponement of coupon payment dates (including the maturity date) and early redemption dates,” “—Postponement of observation dates and redemption determination dates,” “—Calculation agent,” “—Market disruption event,” “—Discontinuance of an underlying index; alteration of method of calculation” and “—Alternate exchange calculation in case of an event of default.” In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

◼Hedging and trading activity by our affiliates could potentially affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying index, the futures contract or the component stocks of the indices referenced by the futures contract), including trading in the futures contract and the stocks that constitute the indices referenced by the futures contract as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the observation dates approach. Some of our affiliates also trade the stocks that constitute the indices referenced by the futures contract and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could potentially increase (i) the level at or

February 2025 Page 13

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due February 28, 2035, with 2-Year Initial Non-Call Period

Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

above which the underlying index must close on the redemption determination dates so that the notes are redeemed prior to maturity for the early redemption payment and (ii) the coupon threshold level for the underlying index, which is the level at or above which the underlying index must close on the observation dates so that you receive a contingent monthly coupon on the notes. Additionally, such hedging or trading activities during the term of the notes could potentially affect the closing value of the underlying index on the redemption determination dates and the observation dates, and, accordingly, whether we redeem the notes prior to maturity and whether we pay a contingent monthly coupon on the notes.

Risks Relating to the Underlying Index

◼No assurance can be given that the investment strategy used to construct the underlying index will achieve its intended results or that the underlying index will be successful or will outperform any alternative index or strategy that might reference the futures contract. No assurance can be given that the investment strategy on which the underlying index is based will be successful or that the underlying index will outperform any alternative strategy that might be employed with respect to the futures contract. The underlying index has been developed based on predetermined rules that may not prove to be advantageous or successful, and that will not be adjusted for market conditions.

◼The decrement of 4% per annum will adversely affect the performance of the underlying index in all cases, whether the underlying index appreciates or depreciates. The underlying index includes a decrement feature, whereby 4% per annum is deducted daily from the level of the underlying index. The level of the underlying index will track the performance of an index from which no such decrement is deducted, and as a result, the underlying index will underperform the tracked index in all cases. The level of the underlying index may decline even if the prices of the futures contract increase. Because of the deduction of the decrement, the underlying index will underperform the performance of an identical index without such a decrement feature.

◼The underlying index is subject to risks associated with the use of significant leverage. At times, the underlying index will use significant leverage in an effort to achieve its target volatility. When the underlying index employs leverage, any declines in the prices of the futures contract will be magnified, resulting in accelerated losses.

◼The underlying index may not be fully invested. The underlying index is rebalanced on an intraday basis, meaning that it is rebalanced several times a day. When such rebalancing occurs, the underlying index’s exposure to the futures contract will be less than 100% when the implied volatility of the futures contract is above 40%. If the underlying index’s exposure to the futures contract is less than 100%, the underlying index will not be fully invested, and any uninvested portion will earn no return. The underlying index may be significantly uninvested on any given day, and will realize only a portion of any gains due to appreciation of the futures contract on any such day. Additionally, the 4.0% per annum decrement is deducted daily, even when the underlying index is not fully invested.

◼The underlying index was established on August 30, 2024 and therefore has very limited operating history. The performances of the underlying index and some of the component data have been retrospectively simulated for the period from January 1, 2020 to August 29, 2024. As such, performance for periods prior to the establishment of the underlying index has been retrospectively simulated by Morgan Stanley & Co. LLC on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlying index existed at any time during the period of the retrospective simulation. The methodology used for the calculation and retrospective simulation of the underlying index has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this historical performance is purely theoretical and may not be indicative of future performance.

As the underlying index is new and has very limited historical performance, any investment in the underlying index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. All information regarding the performance of the underlying index prior to August 30, 2024 is hypothetical and back-tested, as the underlying index did not exist prior to that time. It is important to understand that hypothetical back-tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

oS&P® Dow Jones Indices LLC developed the rules of the underlying index with the benefit of hindsight - that is, with the benefit of being able to evaluate how the underlying index rules would have caused the underlying index to perform had it existed during the hypothetical back-tested period.

February 2025 Page 14

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due February 28, 2035, with 2-Year Initial Non-Call Period

Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

oThe hypothetical back-tested performance of the underlying index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested index performance information in this note are not necessarily representative of the market conditions that will exist in the future.

oIt is impossible to predict whether the underlying index will rise or fall. The actual future performance of the underlying index may bear little relation to the historical or hypothetical back-tested levels of the underlying index.

◼Higher future prices of the futures contract to which the underlying index is linked relative to its current prices may adversely affect the value of the underlying index and the value of the notes. The futures contract is currently listed for trading on the Chicago Mercantile Exchange. As the futures contract approaches expiration, it is replaced by a contract that has a later expiration. Thus, for example, a contract purchased and held in September may specify a December expiration. As time passes, the contract expiring in December is replaced by a contract for delivery in March. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the December contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.” While many futures contracts have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. It is also possible for the market for these contracts to be in “contango.” Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the market for these contracts could result in negative “roll yields,” which could adversely affect the value of the underlying index, and, accordingly, the value of the notes.

◼Suspensions or disruptions of market trading in futures markets could adversely affect the price of the notes. Securities markets and futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying index, and, therefore, the value of the notes.

◼Legal and regulatory changes could adversely affect the return on and value of your notes. Futures contracts and options on futures contracts, including those related to the underlying index, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.

◼Adjustments to the underlying index could adversely affect the value of the notes. The publisher of the underlying index may add, delete or substitute the futures contract or make other methodological changes that could change the value of the underlying index. Any of these actions could adversely affect the value of the notes. The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.

February 2025 Page 15

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due February 28, 2035, with 2-Year Initial Non-Call Period

Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

S&P® 500 Futures 40% Intraday 4% Decrement VT Index Overview

The S&P® 500 Futures 40% Intraday 4% Decrement VT Index (the “underlying index”) is a rules-based, long-only index that was developed by S&P® Dow Jones Indices LLC (“S&P®”) and was established on August 30, 2024. The underlying index employs a rules-based quantitative strategy that consists of a risk-adjusted approach based on volume-weighted average prices of E-Mini S&P 500 Futures (the “futures contract”) and is rebalanced on an intraday basis. The strategy includes an overall volatility-targeting feature, and the underlying index is subject to a 4.0% per annum daily decrement. For additional information about the S&P® 500 Futures 40% Intraday 4% Decrement VT Index, see the information set forth under “Annex A—S&P® 500 Futures 40% Intraday 4% Decrement VT Index” below.

The inception date for the underlying index was August 30, 2024. The information regarding the underlying index prior to August 30, 2024 is a hypothetical retrospective simulation calculated by the underlying index publisher using the same methodology as is currently employed for calculating the underlying index based on historical data. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to August 30, 2024. Such data must be considered illustrative only.

Information as of market close on February 25, 2025:

Bloomberg Ticker Symbol:	SPXF40D4
Current Index Value:	2,546.11
52 Weeks Ago:	2,167.52
52 Week High (on 12/6/2024):	3,224.51
52 Week Low (on 4/19/2024):	1,993.65

The following graph sets forth the hypothetical retrospective and historical daily closing values of the underlying index for the period from January 1, 2020 through February 25, 2025. The related table sets forth the hypothetical retrospective and historical high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on February 25, 2025 was 2,546.11. The underlying index was established on August 30, 2024. The information prior to August 30, 2024 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only. No assurance can be given as to the closing value of the underlying index on any observation date, including the final observation date.

S&P® 500 Futures 40% Intraday 4% Decrement VT Index Daily Closing Values January 1, 2020 to February 25, 2025

* The black solid line indicates the coupon threshold level, which is 75% of the initial index value.

**The underlying index was established on August 30, 2024. The information prior to August 30, 2024 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

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Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due February 28, 2035, with 2-Year Initial Non-Call Period

Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

S&P® 500 Futures 40% Intraday 4% Decrement VT Index	High	Low	Period End
2020
First Quarter	1,140.81	690.60	755.28
Second Quarter	1,085.85	725.49	935.13
Third Quarter	1,478.37	944.74	1,195.32
Fourth Quarter	1,384.84	1,045.21	1,384.84
2021
First Quarter	1,527.40	1,294.53	1,440.77
Second Quarter	1,822.36	1,489.65	1,822.36
Third Quarter	2,114.03	1,691.05	1,691.05
Fourth Quarter	2,352.48	1,678.77	2,299.00
2022
First Quarter	2,349.45	1,510.69	1,813.13
Second Quarter	1,865.97	1,151.69	1,174.78
Third Quarter	1,510.45	982.38	982.38
Fourth Quarter	1,213.50	978.58	1,109.67
2023
First Quarter	1,376.03	1,086.61	1,301.40
Second Quarter	1,647.11	1,216.54	1,647.11
Third Quarter	1,801.45	1,286.59	1,298.00
Fourth Quarter	1,827.05	1,132.39	1,806.96
2024
First Quarter	2,427.24	1,674.42	2,427.24
Second Quarter	2,633.19	1,993.65	2,561.96
Third Quarter	2,926.00	2,264.02	2,877.78
Fourth Quarter	3,224.51	2,706.01	2,749.71
2025
First Quarter (through February 25, 2025)	2,984.77	2,546.11	2,546.11

“S&P®” is a trademark of S&P® Global, Inc. For more information, see “Annex A—S&P® 500 Futures 40% Intraday 4% Decrement VT Index” below.

February 2025 Page 17

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due February 28, 2035, with 2-Year Initial Non-Call Period

Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

Additional Terms of the Notes

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying prospectus supplement, index supplement or prospectus, the terms described herein shall control.
Interest period:

The monthly period from and including the original issue date (in the case of the first interest period) or the previous scheduled coupon payment date, as applicable, to but excluding the following scheduled coupon payment date, with no adjustment for any postponement thereof.

Underlying index publisher:	S&P® Dow Jones Indices LLC, or any successor thereof
Day-count convention:	Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Record date:

The record date for each coupon payment date, including the coupon payment date scheduled to occur on the maturity date, shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any coupon payable at maturity or upon early redemption shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.

Denominations:	$1,000 and integral multiples thereof
Senior Note or Subordinated Note:	Senior
Bull or bear notes:	Bull notes
Business day:	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Index business day:

With respect to the underlying index, a day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the underlying index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Relevant exchange:

With respect to the underlying index or its successor index, the primary exchange(s) or market(s) of trading for (i) any security then included in such index and (ii) any futures or options contracts related to the index or to any security then included in the index.

Postponement of coupon payment dates (including the maturity date) and early redemption dates:

If any scheduled coupon payment date (including the maturity date) or early redemption date is not a business day, the applicable payment will be made on the next succeeding business day and no adjustment will be made to the payment made on any such succeeding business day.

If, due to a market disruption event or otherwise, any observation date or redemption determination date for the underlying index is postponed so that it falls less than two business days prior to the scheduled coupon payment date (including the maturity date) or early redemption date, as applicable, the coupon payment date (or the maturity date) or the early redemption date, as applicable, shall be postponed to the second business day following that observation date or redemption determination date as postponed, by which date the index closing value of the underlying index has been determined. In any of these cases, no adjustment shall be made to any payment made on that postponed date.

Postponement of observation dates and redemption determination dates:

The observation dates and redemption determination dates are subject to postponement due to non-index business days or certain market disruption events, as described in the following paragraph.

If any scheduled observation date or redemption determination date, including the final observation date or redemption determination date, is not an index business day with respect to the underlying index, or if there is a market disruption event on such day with respect to the underlying index, the relevant observation date or redemption determination date, as applicable, shall be the next succeeding index business day with respect to the underlying index on which there is no market disruption event with respect to the underlying index; provided that if a market disruption event with respect to the underlying index has occurred on each of the five index business days with respect to the underlying index immediately succeeding any of the scheduled observation dates or redemption determination dates, as applicable, then (i) such fifth succeeding index business day shall be deemed to be the relevant observation date or redemption determination date, as applicable, with respect to the underlying index, notwithstanding the occurrence of a market disruption event with respect to the underlying index on such day and (ii) with respect to any such fifth index business day on which a market disruption event occurs with respect to the underlying index, the calculation agent shall determine the index closing value on such fifth index business day in accordance with the formula for and method of calculating the underlying index last in effect prior to the commencement of the market disruption event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such index business day of each security most recently constituting the underlying index without any rebalancing or substitution of such securities following the commencement of the market disruption event.

February 2025 Page 18

Morgan Stanley Finance LLC

Market-Linked Contingent Income Auto-Callable Notes due February 28, 2035, with 2-Year Initial Non-Call Period

Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

Calculation agent:

MS & Co. and its successors

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All calculations with respect to the contingent monthly coupon, if any, and payment at maturity (or early redemption payment) will be made by the calculation agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of the notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining the initial index value, the index closing value, the payment that you will receive, if any, on each coupon payment date, the payment that you will receive at maturity (if the notes have not previously been redeemed), what adjustments should be made, if any, to the adjustment factor with respect to an underlying index or whether a market disruption event has occurred. See “Market disruption event” and “Discontinuance of an underlying index; alteration of method of calculation” below. MS & Co. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Market disruption event:

With respect to the underlying index, market disruption event means:

(i)the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the underlying index (or a successor index) on the relevant exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s), or

(b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of the underlying index (or a successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange(s) are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the underlying index (or a successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(ii)a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the notes.

For the purpose of determining whether a market disruption event exists at any time with respect to the underlying index, if trading in a security included in the underlying index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such underlying index shall be based on a comparison of (x) the portion of the value of the underlying index attributable to that security relative to (y) the overall value of the underlying index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event exists at any time with respect to the underlying index: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the underlying index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the underlying index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the underlying index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Trustee:	The Bank of New York Mellon

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Issuer notice to registered note holders, the trustee and the depositary:

In the event that any coupon payment date or the maturity date is postponed as described above, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the applicable any coupon payment date or the maturity date, as applicable, has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of any coupon payment date or maturity date, as applicable, the business day immediately preceding the scheduled coupon payment date or maturity date, as applicable, and (ii) with respect to notice of the date to which the coupon payment date or maturity date, as applicable, has been rescheduled, the business day immediately following the applicable observation date as postponed.

In the event that the notes are subject to early redemption, the issuer shall, (i) on the business day following the applicable redemption determination date, give notice of the early redemption and the early redemption payment, including specifying the payment date of the amount due upon the early redemption, (x) to each registered holder of the notes by mailing notice of such early redemption by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (z) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid, and (ii) on or prior to the early redemption date, deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered as contingent monthly coupon, if any, with respect to each note, on or prior to 10:30 a.m. (New York City time) on the business day preceding each coupon payment date (but if such trading day is not a business day, prior to the close of business on the business day preceding such coupon payment date) and (ii) deliver the aggregate cash amount due, if any, with respect to the contingent monthly coupon, to the trustee for delivery to the depositary, as a holder of the notes, on each coupon payment date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date (but if such trading day is not a business day, prior to the close of business on the business day preceding the maturity date) and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as a holder of the notes, on the maturity date.

Discontinuance of the underlying index; alteration of method of calculation:

If the underlying index publisher discontinues publication of the underlying index and the underlying index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as the “successor index”), then any subsequent index closing value for the discontinued index will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value for the underlying index is to be determined, and, to the extent the index closing value of such successor index differs from the index closing value of the underlying index at the time of such substitution, proportionate adjustments shall be made by the calculation agent to the initial index value, coupon threshold level and downside threshold level.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to the depositary, as holder of the notes, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the notes, in accordance with the standard rules and procedures of the depositary and its direct and indirect participants.

If the underlying index publisher discontinues publication of the underlying index or a successor index prior to, and such discontinuance is continuing on, any observation date and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value for the underlying index for such date. The index closing value of the underlying index or such successor index will be computed by the calculation agent in accordance with the formula for and method of calculating such index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading

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session of the relevant exchange on such date of each security most recently constituting such index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the underlying index may adversely affect the value of the notes.

If at any time, the method of calculating the underlying index or any successor index, or the value thereof, is changed in a material respect, or if the underlying index or any successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index closing value for the underlying index is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to the underlying index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the index closing value with reference to the underlying index or such successor index, as adjusted. Accordingly, if the method of calculating the underlying index or any successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the underlying index), then the calculation agent will adjust such index in order to arrive at a value of the underlying index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Alternate exchange calculation in case of an event of default:

If an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the notes (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the notes. That cost will equal:

●the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

●the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the notes, which we describe below, the holders of the notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the notes as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

●no quotation of the kind referred to above is obtained, or

●every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final observation date, then the Acceleration Amount will equal the principal amount of the notes.

Qualified financial institutions

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Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

●A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

●P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

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Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

Under current law and based on current market conditions, the notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes. U.S. Holders should read the sections of the accompanying prospectus supplement entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Floating Rate Notes” and “United States Federal Taxation—Tax Consequences to U.S. Holders—Backup Withholding and Information Reporting.” Except where stated otherwise, the following discussion is based on the treatment of the notes as “variable rate debt instruments.”

Contingent Coupon Payments on the Notes

Each contingent coupon payment on the notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Because the amount of a contingent coupon payment in respect of an accrual period will not be known until the relevant contingent coupon determination date, it is not clear how accrued interest will be determined prior to the relevant contingent coupon determination date.

Sale or Exchange of the Notes

Upon a sale or exchange of the notes, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange (other than any amount attributable to accrued interest, which will be treated as a payment of interest) and the U.S. Holder’s tax basis in the notes, which will equal the U.S. Holder’s purchase price for the notes. Because the amount of a contingent coupon payment in respect of an accrual period may not be known until the relevant contingent coupon determination date, it is not clear how much interest will be treated as having accrued on the notes at the time of a sale or exchange that occurs during the period. The capital gain or loss recognized upon a sale or exchange of the notes will be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year at the time of sale or exchange.

Possible Alternative Tax Treatment of an Investment in the Notes

If market conditions change prior to the notes’ issuance or if the Internal Revenue Service (the “IRS”) disagrees with our determination, alternative tax treatments are possible. In particular, the notes could be treated as subject to Treasury regulations governing “contingent payment debt instruments” as described in the section of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders—Notes—Contingent Payment Notes.” Under this treatment, if you are a U.S. taxable investor, you generally would be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amounts of the contingent payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally would be treated as ordinary income.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying prospectus supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences

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of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 6 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the notes, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the futures contract, in the stocks constituting the indices referenced by the futures contract, in futures and/or options contracts on the underlying index, the futures contract or the stocks constituting the indices referenced by the futures contract listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial index value, and, therefore, could potentially increase (i) the level at or above which the underlying index must close on the redemption determination dates so that the notes are redeemed prior to maturity for the early redemption payment and (ii) the coupon threshold level, which is the level at or above which the underlying index must close on the observation dates so that you receive a contingent monthly coupon on the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the observation dates, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the observation dates. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the observation dates approach. We cannot give any assurance that our hedging activities will not affect the closing value of the underlying index on the redemption determination dates and other observation dates, and, accordingly, whether we redeem the notes prior to maturity and whether we pay a contingent monthly coupon on the notes.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $37.50 for each note they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Validity of the notes:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for

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the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying prospectus supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the prospectus supplement, in the index supplement or in the prospectus.

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Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

Annex A— S&P® 500 Futures 40% Intraday 4% Decrement VT Index

Overview

The S&P® 500 Futures 40% Intraday 4% Decrement VT Index (the “underlying index”) is a rules-based, long-only index that was developed by S&P® Dow Jones Indices LLC and was established on August 30, 2024. The underlying index employs a rules-based quantitative strategy that consists of a risk-adjusted approach based on volume-weighted average prices (“VWAPs”) of E-Mini S&P 500 Futures (the “futures contract”) and is rebalanced on an intraday basis. The strategy includes an overall volatility-targeting feature, and the underlying index is subject to a 4.0% per annum daily decrement.

Underlying Index Strategy

The underlying index was developed to provide rules-based exposure to unfunded, rolling positions in the futures contract, with a maximum exposure to the futures contract of 400%.

E-mini S&P 500 Futures

E-mini S&P 500 Futures are U.S. dollar-denominated futures contracts, based on the S&P 500® Index, traded on the Chicago Mercantile Exchange (the “CME”), representing a contract unit of $50 multiplied by the level of the S&P 500® Index, measured in cents per index point.

E-mini S&P 500 Futures contracts listed for the nearest nine quarters, for each March, June, September and December, and the nearest three Decembers are available for trading. Trading of the E-mini S&P 500 Futures contracts terminates at 9:30 A.M. Eastern time on the third Friday of the contract month.

The daily settlement prices of the E-mini S&P 500 Futures contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity on lead month-second month spread contracts) on the CME during a specified settlement period. The final settlement price of the futures contract is based on the opening prices of the component stocks in the S&P 500® Index, determined on the third Friday of the contract month. For more information on the S&P 500® Index, see “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

Underlying Index Closing Level Calculation

On any day on which the level of the index is calculated (an “index calculation day”), the closing level of the underlying index will equal the sum of the cumulative return of the futures contract from the previous index calculation day to the current index calculation day (the “cumulative futures contract return”) and the closing level of the underlying index on the previous index calculation day minus a 4.0% per annum daily decrement (see “Decrement Deduction”).

The cumulative futures contract return from day t-1 to day t is calculated using hourly, volume-weighted data as follows:

(1)The product of (a) the VWAP of the futures contract calculated using execution window #1 on day t minus the VWAP of the futures contract calculated for execution window #7 with respect to the prior index calculation day (day t-1) and (b) the number of futures contract units as of the final observation window on day t-1; and

(2)The sum of the product of (a) the VWAP of the futures contract calculated using execution window i on day t minus the VWAP of the futures contract calculated for the prior execution window i-1 on day t and (b) the number of futures contract units as of the prior observation window i-1 with respect to each of execution windows #2-7.

At the end of each execution window on an index calculation day, the intraday underlying index level is calculated as follows:

With respect to execution window i=1 on day t

The sum of:

(1)The product of (a) the VWAP of the futures contract calculated using the first execution window on day t minus the VWAP of the futures contract calculated for execution window #7 with respect to the prior index calculation day (day t-1) and (b) the number of futures contract units as of the final observation window on day t-1; and

(2)the closing level of the underlying index with respect to day t-1.

With respect to execution windows i=2 through i=6 on day t

The sum of:

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(1)The product of (a) the VWAP of the futures contract calculated using the first execution window on day t minus the VWAP of the futures contract calculated for execution window #7 with respect to the prior index calculation day (day t-1) and (b) the number of futures contract units as of the final observation window on day t-1;

(2)the closing level of the underlying index with respect to day t-1; and

(3)the sum of the product of (a) the VWAP of the futures contract calculated for execution window i minus the VWAP of the futures contract calculated for the prior execution window i-1 and (b) the number of futures contract units as of the prior observation window i-1 for each of the execution windows on day t from and including execution window #2 through and including execution window i.

With respect to execution window i=7 on day t

The intraday index level with respect to execution window #7 on day t will be equal to the closing level of the underlying index with respect to day t.

Volume-Weighted Average Price (“VWAP”)

The closing level of the underlying index is in part calculated based on VWAPs of the futures contract calculated during different windows of time on the relevant index calculation days. The VWAP for the futures contract over a specific observation window is calculated by taking the sum of the products of (i) the price of a trade and (ii) the volume of such trade for all trades that occur within such observation window, and then dividing such sum by the total volume of trades that occur within the applicable observation window.

VWAP Observation and Execution Windows

For a scheduled full trading day, the VWAP observation and execution windows are defined as:

Window ID	Observation Window	Execution Window
1	10:00:00 to 10:05:00	09:55:00 to 10:15:00
2	11:00:00 to 11:05:00	10:55:00 to 11:15:00
3	12:00:00 to 12:05:00	11:55:00 to 12:15:00
4	13:00:00 to 13:05:00	12:55:00 to 13:15:00
5	14:00:00 to 14:05:00	13:55:00 to 14:15:00
6	15:00:00 to 15:05:00	14:55:00 to 15:15:00
7	15:55:00 to 16:00:00	15:55:00 to 16:00:00

For a scheduled full early close day, the VWAP observation and execution windows are defined as:

Window ID	Observation Window	Execution Window
1	12:55:00 to 13:00:00	12:55:00 to 13:00:00

All windows described above are in Eastern Time.

For VWAP calculations, trades that occur at times greater than or equal to the start time in a window and before the end time of the window are considered to have occurred within such window.

Calculating the Number of Futures Contract Units

When calculating the cumulative futures contract return, the number of futures contract units in the relevant observation window is calculated based on whether or not such observation window occurs on a day that is five business days prior to the expiry date of the current futures contract (an “index futures contract roll date”).

If day is not an index futures contract roll date, then:

the number of futures contract units as of observation window on day will be equal to where,

= The weight determined on day at the final observation window

= The weight determined on day at observation window

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If day is an index futures contract roll date, then:

for each observation window on day , except for the final observation window that occurs on such day, the number of futures contract units will be calculated as if day were not an index futures contract roll date.

However, when day is an index futures contract roll date, the number of futures contract units with respect to the final observation will be calculated as follows:

where,

= The number of units of the rolling-out futures contract as of the final observation window N on day

= The VWAP of the rolling-out futures contract calculated using execution window N - 1 on day

= The VWAP of the rolling-out futures contract calculated using execution window N on day

= The VWAP of the rolling-in futures contract calculated using execution window N on day

The weight used to calculate the number of futures contract units in an observation window is based on the target volatility level for the underlying index and the realized volatility of the futures contract. There is a 35% cap on the change in weight from the weight used in the prior observation window, whether such change is positive or negative.

Decrement Deduction

The underlying index applies a 4.0% per annum daily decrement that will adversely affect the performance of the underlying index in all cases, regardless of whether the underlying index appreciates or depreciates. The decrement feature is applied so that 4.0% per annum is deducted daily from the closing level of the underlying index. The decrement is applied daily after any leverage has been applied. Because of the deduction of the decrement, the underlying index will underperform the performance of an identical index without such a decrement feature.

Volatility Targeting

On a daily basis, the underlying index’s exposure to the futures contract is adjusted in an effort to seek a target volatility of 40%. If the volatility level of the underlying index is less than the target volatility of 40%, the underlying index will employ leveraged exposure of up to four times (meaning the underlying index can have up to 400% exposure to the futures contract) to seek to achieve the target volatility. Under no circumstances will the underlying index employ exposure of greater than 400% to the futures contract. If the volatility level of the underlying index is above 40%, the underlying index’s exposure to the futures contract will be reduced to be less than 100% in an effort to seek the target volatility of 40%.

Intraday Rebalancing

The underlying index is rebalanced on an intraday basis, meaning that it is rebalanced at the end of each execution window that occurs on an index calculation day. Certain market disruption events, such as an unscheduled full-day market closure, may affect the timing of a rebalancing so that such rebalancing instead occurs on the next business day on which all necessary data is available.

Overview of Futures Markets

Futures contracts are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. As of the date of this document, the futures contract is an exchange-traded futures contract. A futures contract provides for a specified settlement month in which the cash settlement is made by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

No purchase price is paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but it may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. However, the underlying index is not a total return index and does not reflect interest that could be earned on funds notionally committed to the trading of futures contracts.

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At any time prior to the expiration of a futures contract, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position, subject to the availability of a liquid secondary market. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm that is a member of the clearing house.

Futures exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances.

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